SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                             Current Report

                            December 1, 2004
                            ----------------
         (Date of Report - Date of Earliest Event Reported)

                               33-02035-A
                         ----------------------
                        (Commission File Number)

                       RAM Venture Holdings Corp.
          ----------------------------------------------------
         (Exact name of Registrant as specified in its charter)


        Florida                                  59-2508470
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(State or other jurisdiction of                (IRS Employer
 incorporation or organization)              Identification No.)



    5310 South Shackleford Road, Suite D, Little Rock, Arkansas 72204
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               (Address of Principal Executive Offices)

                             (501) 228-5590
                    -----------------------------
                   (Registrant's Telephone Number)

        (Former Name, Former Address and Former Fiscal Year,
                   if changed since last report)



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Item 1.02 Termination of Material Definitive Agreement
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Earlier this year the Company entered into a definitive contract to acquire all of the assets of Hodgman, Inc. used and useful in its sporting goods and accessories business, including relative intellectual property, inventories, tangible personal property, accounts receivable, contracts, good will and going concern value, at a purchase price of approximately $13,800,000, subject to closing adjustments based upon a final calculation of the net purchased assets and Hodgman's final closing balance sheet.

In late summer we concluded an agreement with Hodgman to extend the planned acquisition closing date to and through November 30, 2004 in exchange for a non-refundable advanced payment of a portion of the purchase price in the amount of $250,000.

We have been unable to secure funds needed to close the Hodgman acquisition transaction and the extension period has now expired without closing. In consequence, the definitive acquisition agreement is terminated.

The contract to acquire all of the assets of Hodgman, Inc. used and useful in its sporting goods accessories business was not made in the ordinary course of the Registrant's business and is now terminated by and through the Registrant's inability to close the acquisition transaction as provided in the contract extension agreement. We were not able to secure further extension of the closing date of the acquisition contract with Hodgman. Nevertheless, the Company intends to pursue the acquisition if and when it is able to do so.


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



                            SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      RAM VENTURE HOLDINGS CORP.



Dated: December 6, 2004               BY: /s/Jeff Harris
                                          ----------------------
                                          Jeff Harris, President



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